Exhibit 4.21

UBS AMERICAS INC.

(as successor by merger to Paine Webber Group Inc.)

UBS AG

Guarantor

and

UBS SWITZERLAND AG

to

THE BANK OF NEW YORK MELLON

Trustee

Fifth Supplemental Indenture

Dated as of June 12, 2015

Supplement to Indenture Dated

as of March 15, 1988

FIFTH SUPPLEMENTAL INDENTURE, dated as of June 12, 2015 (the “Fifth Supplemental Indenture”) to the Indenture, dated as of March 15, 1988, as supplemented by the First Supplemental Indenture thereto, dated as of September 22, 1989, the Second Supplemental Indenture thereto, dated as of March 22, 1991, the Third Supplemental Indenture thereto, dated as of November 3, 2000 and the Fourth Supplemental Indenture thereto, dated as of December 22, 2000 (as supplemented, the “Indenture”), between UBS Americas Inc. (as successor by merger to Paine Webber Group Inc.), a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), having its principal office at 677 Washington Boulevard, Stamford, Connecticut, UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Guarantor”), having its principal offices at Bahnhofstrasse 45, Zurich, Switzerland, and Aeschenvorstadt 1, Basel, Switzerland, UBS Switzerland AG, a corporation duly organized and existing under the laws of Switzerland (herein called “UBS Switzerland”), having its principal office at Bahnhofstrasse 45, Zurich, Switzerland, and The Bank of New York Mellon (as successor to The Chase Manhattan Bank), a New York banking corporation, as Trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company is a wholly owned subsidiary of the Guarantor and the Company has heretofore made, executed and delivered to the Trustee the Indenture, providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (herein called the “Securities”) to be issued in one or more series, and which are guaranteed by the Guarantor;

WHEREAS, the Guarantor and UBS Switzerland have entered into the Asset Transfer Agreement, dated June 12, 2015 (the “Asset Transfer Agreement”), pursuant to which the Guarantor will transfer to UBS Switzerland the Guarantor’s Retail & Corporate business and its Wealth Management business booked in the Guarantor’s booking center in Switzerland (the “Transferred Business”);

WHEREAS, Section 803 of the Indenture permits the conveyance, transfer or lease of the properties and assets of the Guarantor substantially as an entirety if the entity which acquires such properties and assets of the Guarantor expressly assumes the performance of the Guarantee and the performance of every covenant of the Indenture on the part of the Guarantor to be performed or observed;

WHEREAS, the Guarantor does not believe that the transfer of the Transferred Business to UBS Switzerland would constitute the conveyance, transfer or lease of the property or assets of the Guarantor substantially as an entirety, but nonetheless wishes to provide for the security of the holders of the Outstanding Securities by entering into this Fifth Supplemental Indenture, and to forgo and surrender any rights that might arise pursuant to Section 804 of the Indenture as a consequence thereof;

WHEREAS, the Indenture provides, in Sections 901(2) and 901(10), respectively, that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto (i) to surrender any right or power in the Indenture conferred upon the Company; and (ii) to make any other provisions with respect to matters or questions arising under the Indenture; provided that such action pursuant to Section 901(10) shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the addition of UBS Switzerland as a co-obligor pursuant to this Fifth Supplemental Indenture is being effected pursuant to Sections 901(2) and 901(10) of the Indenture, and

to satisfy the requirements of Section 803 of the Indenture if and to the extent the transfer of the Transferred Business might constitute a conveyance, transfer or lease of the Guarantor’s properties and assets substantially as an entirety;

WHEREAS, the Company and Guarantor have determined that the execution and delivery of this Fifth Supplemental Indenture by the Company, the Guarantor, UBS Switzerland and the Trustee complies with said Section 901 and does not require the consent of any Holder of the Outstanding Securities; and

WHEREAS, all acts and things necessary to amend the Indenture and to make this Fifth Supplemental Indenture a valid and legally binding agreement of the Company, the Guarantor, UBS Switzerland and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein and in the Indenture, and for other good and valuable consideration (including, in the case of UBS Switzerland, the Transferred Business), the receipt and sufficiency of which are hereby acknowledged, the Company, the Guarantor, UBS Switzerland and the Trustee hereby agree as follows:

ARTICLE I

SECTION 1.01 Definitions. For all purposes of this Fifth Supplemental Indenture, except as otherwise stated herein, capitalized terms used but not otherwise defined in this Fifth Supplemental Indenture shall have the respective meanings assigned to them in the Indenture. Each reference to “herein”, “hereof” and “hereunder” and other words of similar import contained in the Indenture shall, after this Fifth Supplemental Indenture becomes effective, refer to the Indenture, as supplemented thereby.

ARTICLE II

Amendment

The Indenture shall be amended as follows, with respect to all Securities Outstanding under the Indenture at the time of effectiveness of this Fifth Supplemental Indenture, as specified in Section 3.04 hereof.

SECTION 2.01 Amendment of Introductory Paragraph. The first paragraph of the Indenture immediately preceding the first recital is hereby deleted and replaced in its entirety by the following:

INDENTURE, dated as of March 15 1988 between UBS Americas Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), (as successor to Paine Webber Group Inc.), having its principal office at 677 Washington Boulevard, Stamford, Connecticut, UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Guarantor”), having its principal offices at Bahnhofstrasse 45, Zurich, Switzerland, and Aeschenvorstadt 1, Basel, Switzerland, UBS Switzerland AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Co-Obligor”), having its principal office at Bahnhofstrasse 45, Zurich, Switzerland, and The Bank of New York Mellon (as successor to The Chase Manhattan Bank), a New York banking corporation, as Trustee (herein called the “Trustee”).

SECTION 2.02 Addition of Certain Definitions. Section 101 (Definitions) of the Indenture is hereby amended by inserting the following new definitions in appropriate alphabetical order:

“Asset Transfer” means the transfer by the Guarantor of its Retail & Corporate business and its Wealth Management business each booked in the Guarantor’s booking center in Switzerland to the Co-Obligor pursuant to the Asset Transfer Agreement.

“Asset Transfer Agreement” means the Asset Transfer Agreement, dated June 12, 2015, between the Guarantor and the Co-Obligor.

“Co-Obligor” means the Person named as the “Co-Obligor” in the first paragraph of this instrument, or such Person, if any, that shall have become the successor to such Person pursuant to the applicable provisions of this Indenture, whereupon “Co-Obligor” shall mean such successor Person.

“Co-Obligation” means the obligations of the Co-Obligor pursuant to Section 301-B(a) hereof.

SECTION 2.03 Addition of Section 301-B to the Indenture. The following Article Three-B is added to Article Three of the Indenture after the existing Article Three-A:

Section 301-B. Co-Obligation

(a) The Co-Obligor hereby fully, unconditionally and irrevocably assumes and agrees to pay, perform and discharge, jointly and severally with the Guarantor, the Guarantee, and the due performance and observance of every covenant of this Indenture to be performed or observed by the Guarantor.

(b) The obligations of the Co-Obligor as a co-obligor hereunder are primary and not merely those of a surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any failure to enforce the provisions of any Security or this Indenture, or any waiver, modification or indulgence granted to the Guarantor with respect thereto, by the Holder of any Security or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a co-obligor, surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Co-Obligor, increase the principal amount of any Security or the interest rate thereon or impose or increase any premium payable upon redemption thereof. The Co-Obligor hereby waives diligence, presentment, demand of payment, any right to require a proceeding first against the Guarantor, protest or notice and all demands whatsoever with respect to the Securities or the indebtedness evidenced thereby, and covenants that the Co-Obligation hereunder will not be discharged as to this Indenture or the Securities except in accordance with Article Four of this Indenture. The Co-Obligor shall be subrogated to all rights of the Holder of a Security of a series against the Guarantor in respect of any amounts paid to such Holder by the Co-Obligor pursuant to the provisions of this Indenture; provided, however, that the Co-Obligor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation or any right of contribution until the principal of and any premium, interest and other amounts (including Additional Amounts, if any) payable on, under or in respect of all of the Securities of the same series issued under this Indenture shall have been paid in full. The Co-Obligor hereby agrees that any notice given to the Guarantor pursuant to the terms of this Indenture shall be deemed given to the Co-Obligor.

(c) The Co-Obligation shall be valid and obligatory with respect to any Security that has been or will be duly authenticated by the Trustee or any predecessor trustee hereunder.

SECTION 2.04 Amendment to Section 804. Section 804 of the Indenture is hereby amended by inserting the following immediately at the end of such Section after the phrase “under this Indenture and the Guarantee”:

; provided, however, that, in the case of the Asset Transfer to the Co-Obligor, the Guarantor shall remain a guarantor hereunder and under all of the Securities, jointly and severally with the Co-Obligor as provided in Section 301-B of this Indenture, and shall not be relieved of any of its obligations and covenants hereunder or under the Securities.

ARTICLE III

Miscellaneous Provisions

SECTION 3.01 Effect of Supplemental Indenture. Upon the execution and delivery of this Fifth Supplemental Indenture by the Company, the Guarantor, UBS Switzerland and the Trustee (the “Effective Date”), the Indenture shall be supplemented in accordance herewith, and this Fifth Supplemental Indenture shall form a part of the Indenture for all purposes. Every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 3.02 Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

SECTION 3.03 Separate Instrument. This Fifth Supplemental Indenture constitutes a “Separate Instrument” under the Asset Transfer Agreement. Notwithstanding any provision in the Asset Transfer Agreement to the contrary, in the event of any inconsistency between the provisions of the Asset Transfer Agreement and the provisions of this Fifth Supplemental Indenture, this Fifth Supplemental Indenture will prevail with respect to the matters addressed by this agreement. Upon the occurrence of the Effective Date, and to the fullest extent permitted under the Asset Transfer Agreement, the Indenture as supplemented by this Fifth Supplemental Indenture shall replace the joint and several liability of the Guarantor in relation to UBS Switzerland and of UBS Switzerland in relation to the Guarantor arising under the Asset Transfer Agreement in respect of the Securities. For the avoidance of doubt, the provisions of the Asset Transfer Agreement referenced in this Section 3.03 do not in any way impair or limit the rights of Holders provided in the newly added Section 301-B of the Indenture, or in any way diminish the obligations being assumed by UBS Switzerland pursuant to the newly added Section 301-B of the Indenture.

SECTION 3.04 Effectiveness. The effectiveness of this Fifth Supplemental Indenture shall be conditional upon the entry of the transfer of assets and liabilities pursuant to the Asset Transfer Agreement in the commercial registers of Zurich and Basel-Stadt. The Guarantor agrees to provide evidence to the Trustee of the successful completion of such transfer in the form of an Officer’s Certificate.

SECTION 3.05 Separability Clause. If any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.06 Governing Law. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.07 Further Instruments. The parties hereto will execute and deliver such further instruments (in a form reasonably satisfactory to the Trustee) and do such further acts and things as may reasonably be required to carry out the intent and purpose of this Fifth Supplemental Indenture.

SECTION 3.08 Trust Indenture Act. If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Fifth Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.

SECTION 3.09 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 3.10 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effective by this Fifth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the Guarantor or UBS Switzerland, or for or with respect to (i) the validity or sufficiency of this Fifth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company, the Guarantor or UBS Switzerland, by action or otherwise, (iii) the due execution hereof by the Company, the Guarantor or UBS Switzerland, or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 3.11 No New Securities. Notwithstanding any other provision in the Indenture, the Company hereby undertakes that no new Securities will be issued under the Indenture after the effectiveness of this Fifth Supplemental Indenture.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, as of the day and year first above written.

UBS AMERICAS INC.

By	/s/ John T. Connors
	Name:	John T. Connors
	Title:	Executive Director, Secretary

By	/s/ Margaret Heckler
	Name:	Margaret Heckler
	Title:	Director, Assistant Secretary

UBS AG

By	/s/ Michel Demaré
	Name:	Michel Demaré
	Title:	Vice Chairman of the Board of Directors

By	/s/ Isabelle Romy
	Name:	Isabelle Romy
	Title:	Member of the Board of Directors

UBS Switzerland AG

By	/s/ Sergio Ermotti
	Name:	Sergio Ermotti
	Title:	Chairman of the Board of Directors

By	/s/ Luzius Cameron
	Name:	Luzius Cameron
	Title:	Company Secretary

THE BANK OF NEW YORK MELLON

as Trustee

By	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President